EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-40289, 333-73202, 333-105632, 333-144693, 333-158581 and 333-175526 on Form S-8 of our report dated June 14, 2024, relating to the financial statements and supplemental schedule of the Allstate 401(k) Savings Plan, appearing in this Annual Report on Form 11-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Chicago, Illinois
June 14, 2024